Exhibit 99.1

FOR IMMEDIATE RELEASE

February 9, 2005

CONTACT:	Ronald J. Domanico
Senior Vice President and
Chief Financial Officer
(770) 948-3101

CARAUSTAR INDUSTRIES, INC. REPORTS

FOURTH QUARTER AND YEAR-END 2004 RESULTS

ATLANTA, Georgia - Caraustar Industries, Inc. (NASDAQ-NMS Symbol: CSAR) today announced that sales for the fourth quarter ended December 31, 2004 were $260.9 million, an increase of 9.0 percent over sales of $239.5 million for the same quarter in 2003. Net income for the fourth quarter of 2004 was $1.6 million, or $0.06 per share, compared to the fourth quarter 2003 net loss of $8.9 million, or $0.32 per share. Negatively impacting fourth quarter 2004 results were $4.6 million pre-tax (or $0.10 per share) of unusual costs: $0.02 in restructuring and impairment costs net of the gain on sale of real estate, $0.03 per share for previously announced rightsizing initiatives, $0.04 per share in selling, general and administrative expenses (SG&A) primarily associated with Sarbanes–Oxley compliance, and $0.01 per share for the premium paid to repurchase $10 million of the company’s 9.875 percent Senior Subordinated Notes. The fourth quarter 2003 net loss included restructuring and impairment costs of approximately $5.9 million pre-tax, or $0.13 per share related to various closures.

The quarterly improvement in net income, compared to the fourth quarter of 2003, was driven by an 11.6 percent increase in mill volume, a $28/ton increase in mill pricing (partially offset by an $18/ton increase in fiber costs), lower SG&A expenses, and very strong performances by our two 50 percent-owned joint ventures, Standard Gypsum and Premier Boxboard Limited (PBL).

Michael J. Keough, president and chief executive officer of Caraustar, stated, “For Caraustar, the strong quarterly volume gain of 11.6 percent was driven by growth in all product segments with gains in both mill and converted products, when compared with 2003 fourth quarter. Gypsum facings continued their rapid growth rates in the quarter, for us and the industry, while other specialty boxboard also grew at a double-digit rate. Folding boxboard and tube and core board volume showed growth for the seasonally slow quarter. The quarter was the best fourth quarter in volume for Caraustar and the industry in the last four years.

“Following the volume recovery in 2003, the recycled boxboard industry recorded a respectable 2.6 percent growth in 2004. Gypsum facings grew 8 percent, tube and core board increased 5 percent,

.     P. O.BOX 115    .    AUSTELL, GA 30168-0115

AUSTELL THREADMILL MALL    .    5000 AUSTELL-POWDER SPRINGS ROAD    . SUITE 300

AUSTELL, GA 30106-3227    .    PHONE 770 . 948 . 3101

www.caraustar.com

Caraustar Industries, Inc.

February 9, 2005

the other specialty product segment gained less than 1 percent, while folding boxboard lost 1 percent of volume. Caraustar’s total volume grew 9 percent for the year, with gypsum facings growing 31 percent, other specialties gaining 20 percent, board for tubes and cores increasing 5 percent, and folding boxboard declining 3 percent related to the idling and eventual closure of one of our Rittman, Ohio coated boxboard machines.

“Delivered fiber costs, which reached a two-year high ($111/ton) in the third quarter 2004, declined by $2/ton in the fourth quarter. This was more than offset by a $3.50/ton increase in the cost of energy for the same period. Average mill selling prices were up $28/ton in the fourth quarter 2004 compared to fourth quarter 2003.

“The strongest segment of our business from a volume, operating cost and earnings standpoint remains the wallboard industry and the strength of both joint venture operations.”

Year-ended December 31, 2004

For the year ended December 31, 2004, revenues were $1,060.3 million compared to $992.2 million last year despite the closure of two paperboard machines and the transition of significant gypsum facing volume from Caraustar to our 50 percent-owned joint venture, (PBL). Income from operations before restructuring and impairment costs benefited from increased volume and significantly lower SG&A expense. For the year 2004, selling price improvement of $12.4/ton was more than offset by a $19.3/ton increase in fiber costs. SG&A costs declined from 14.9 percent of sales in 2003 to 12.9 percent of sales in 2004, as restructuring and cost reduction initiatives more than offset increases in health and welfare, pension, insurance and professional services. Contributions from the company’s two joint ventures increased from $8.4 million in 2003 to $25.3 million in 2004, due primarily to a strong wallboard industry and increased demand for PBL’s lightweight gypsum facing paper.

Liquidity

The company ended the year with $89.8 million of cash as compared to $85.6 at the end of 2003. For the year, the company generated $33.2 million of cash from operating activities compared to $55.4 million the previous year. The decrease was primarily attributable to reduced improvement in working capital items compared to 2003, which more than offset improved operating results in 2004. Capital expenditures increased slightly year over year from $20.0 million to $20.9 million in 2004. The company also repurchased $20.0 million of its 9.875 percent Senior Subordinated Notes and $3.5 million of its 7.375 percent Senior Notes in 2004. Interest expense decreased $1.7 million due to the note repurchases. As of December 31, 2004, the company had no borrowings outstanding under its $75.0 million revolving credit facility, but does have $38.4 million of letters of credit outstanding that reduce availability.

Subsequent Event

On January 14, 2005, the company filed an S-3 shelf registration statement with the U.S. Securities and Exchange Commission. The registration statement was declared effective on February 4, 2005 and permits the company to issue from time to time up to an aggregate of $325 million in various types of securities for general corporate purposes, including debt repurchases, strategic investments or acquisitions.

Caraustar, a recycled packaging company, is one of the world’s largest integrated manufacturers of converted recycled paperboard. Caraustar has developed its leadership position in the industry through diversification and integration from raw materials to finished products. Caraustar serves the four principal recycled boxboard product end-use markets: tubes, cores and composite cans; folding cartons; gypsum facing paper; and miscellaneous “other specialty” products.

- more -

Caraustar Industries, Inc.

February 9, 2005

Caraustar will be hosting a web cast of its fourth quarter 2004 results beginning at 9:00 a.m. (EST) on February 9, 2005. In order to listen to the web cast of its conference call, participants can log on to the Caraustar website at www.caraustar.com and look for the web cast button/icon on the “Investor Relations” page.

This press release may contain certain “forward-looking statements,” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that represent the company’s expectations, anticipations or beliefs about future events, operating results or financial condition. For this purpose, any statements that are not statements of historical fact may be deemed to be forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially depending on a variety of important factors, including, but not limited to, fluctuations in raw material prices and energy costs, increases in pension and insurance costs, downturns in industrial production, housing and construction and the consumption of durable and nondurable goods, the degree and nature of competition, demand for the company’s products, the degree of success achieved by the company’s new product initiatives, changes in government regulations, the company’s ability to complete acquisitions and successfully integrate the operations of acquired businesses, the company’s ability to service its substantial indebtedness, unforeseen difficulties with the consolidation, integration or relocation of the company’s accounting and control operations, IT systems or legal function. Additional relevant risk factors that could cause actual results to differ materially are discussed in the company’s registration statements and its most recent reports on Form 10-K, 10-Q and 8-K, as amended, filed with or furnished for, the Securities and Exchange Commission, which are available from the company. These documents also may be examined at public reference facilities maintained by the Securities and Exchange Commission or, to the extent filed via EDGAR, accessed through the web site of the Securities and Exchange Commission (www.sec.gov). The company does not undertake any obligation to update any forward-looking statements and is not responsible for any changes made to this press release by wire or Internet services.

###

Unaudited Supplemental Data

For the Eight Quarters Ending December 31, 2004

Volume Sold (tons 000’s):	Q4 2004	Q3 2004	Q2 2004	Q1 2004	Q4 2003	Q3 2003	Q2 2003	Q1 2003
CSAR Mill Tons Sold (Market) *	176.2	183.2	178.3	170.7	152.4	162.3	151.7	166.8
CSAR Mill Tons Converted	100.9	110.5	106.6	103.4	95.8	103.6	102.5	104.4

Total CSAR Mill Tons *	277.1	293.7	284.9	274.1	248.2	265.9	254.2	271.2
Outside Paperboard Purchased	33.0	33.9	34.9	32.2	29.7	32.1	28.0	28.7

Total Paperboard Controlled *	310.1	327.6	319.8	306.3	277.9	298.0	282.2	299.9

Tube & Core Tons	81.7	86.9	85.8	84.5	80.7	82.1	81.0	80.3
Folding Carton Tons	97.2	103.1	100.3	105.7	91.1	106.5	101.0	119.6
Gypsum Paper Tons *	66.2	65.7	60.9	52.1	49.0	50.3	43.6	44.4
Other Specialty Tons *	65.0	71.9	72.8	64.0	57.1	59.1	56.6	55.6

Total Paperboard Controlled *	310.1	327.6	319.8	306.3	277.9	298.0	282.2	299.9

PBL gypsum facing and other specialty paper sold *	44.4	42.6	36.6	28.2	24.5	22.4	18.8	15.1

Packaging reclass SG&A to COGS ($ in millions)	$4.5	$4.5	$4.4	$4.1	$3.5	$3.3	$4.6	$4.5

EBITDA ($ in millions) **	$20.3	$17.8	$17.4	$9.0	$10.5	$17.1	$6.9	$10.9

Changes in Selling Price and Costs ($/ton):
		Q4 2004 vs. Q4 2003				Q4 2004 vs. Q3 2004
Mill Average Net Selling Price			$28.0				$9.6
Mill Average Fiber Cost			17.8				(2.0)
Mill Average Fuel & Energy Cost			2.5				3.5

Net Increase			$7.7				$8.1

Tubes and Cores Average Net Selling Price			41.0				7.7
Tubes & Cores Average Paperboard Cost			37.3				9.2

Net Increase (Decrease)			$3.7				$(1.5)

*	Includes gypsum facing and other specialty paper sold by Caraustar’s 50% owned unconsolidated Premier Boxboard (“PBL”) joint venture.
**See	note regarding non-GAAP financial measures and the accompanying reconciliation table following the transcript.

CARAUSTAR INDUSTRIES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Data)

	For The Three Months Ended December 31,		For The Years Ended December 31,
	2004	2003	2004	2003
SALES	$260,920	$239,462	$1,060,275	$992,220
COST OF SALES	221,887	204,050	900,368	835,281

Gross profit	39,033	35,412	159,907	156,939
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	33,347	36,450	136,445	147,998

Income (loss) from operations before restructuring costs and gain on sale of real estate	5,686	(1,038)	23,462	8,941

RESTRUCTURING AND IMPAIRMENT COSTS	(11,458)	(5,890)	(22,112)	(15,142)
GAIN ON SALE OF REAL ESTATE	10,323	0	10,323	0

Income (loss) from operations	4,551	(6,928)	11,673	(6,201)
OTHER (EXPENSE) INCOME:
Interest expense	(10,563)	(11,073)	(42,160)	(43,905)
Interest income	352	304	948	1,026
Write-off of deferred debt costs	0	0	0	(1,812)
Equity in income of unconsolidated affiliates	8,441	3,673	25,251	8,354
Other, net	(641)	(50)	(1,041)	208

	(2,411)	(7,146)	(17,002)	(36,129)

INCOME (LOSS) BEFORE MINORITY INTEREST AND INCOME TAXES	2,140	(14,074)	(5,329)	(42,330)
MINORITY INTEREST IN (INCOME) LOSSES	(39)	104	(184)	196
(PROVISION) BENEFIT FOR INCOME TAXES	(454)	5,045	1,534	15,099

NET INCOME (LOSS)	$1,647	$(8,925)	$(3,979)	$(27,035)

BASIC
NET INCOME (LOSS) PER COMMON SHARE	$0.06	$(0.32)	$(0.14)	$(0.97)

Weighted average number of shares outstanding	28,569	28,162	28,479	27,993

DILUTED
NET INCOME (LOSS) PER COMMON SHARE	$0.06	$(0.32)	$(0.14)	$(0.97)

Weighted average number of shares outstanding	28,569	28,162	28,479	27,993

CARAUSTAR INDUSTRIES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Share Data)

	December 31, 2004	December 31, 2003
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$89,756	$85,551
Receivables, net of allowances	102,644	93,892
Inventories	89,044	87,608
Refundable income taxes	409	250
Current deferred tax asset	11,035	7,457
Other current assets	11,059	12,461

Total current assets	303,947	287,219

PROPERTY, PLANT AND EQUIPMENT:
Land	11,856	12,211
Buildings and improvements	138,872	141,022
Machinery and equipment	616,791	617,688
Furniture and fixtures	15,725	15,225

	783,244	786,146
Less accumulated depreciation	(395,110)	(375,374)

Property, plant and equipment, net	388,134	410,772

GOODWILL	183,130	183,130

INVESTMENT IN UNCONSOLIDATED AFFILIATES	59,676	54,623

OTHER ASSETS	24,818	24,801

	$959,705	$960,545

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Current maturities of debt	$80	$106
Accounts payable	84,890	75,013
Accrued interest	8,810	8,832
Accrued compensation	11,742	9,800
Accrued pension	0	0
Income taxes payable	0	0
Other accrued liabilities	34,959	31,307

Total current liabilities	140,481	125,058

SENIOR CREDIT FACILITY	0	0

OTHER LONG-TERM DEBT, less current maturities	506,141	531,001

DEFERRED INCOME TAXES	60,546	58,920

PENSION LIABILITY	24,375	18,632

OTHER LIABILITIES	5,614	7,057

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
Common stock	2,875	2,822
Additional paid-in capital	191,903	185,031
Unearned compensation	(4,334)	(1,865)
Retained earnings	48,552	52,531
Accumulated other comprehensive loss	(16,448)	(18,642)

Total Shareholders' equity	222,548	219,877

	$959,705	$960,545

CARAUSTAR INDUSTRIES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

	For the Years Ended December 31,
	2004	2003
Cash (used in) provided by
Operating activities:
Net loss	$(3,979)	$(27,035)
Depreciation and amortization	30,089	30,991
Stock-based compensation expense	1,610	0
Loss on repurchases of debt	931	0
Write-off of deferred debt costs	0	1,812
Loss on disposal of property, plant and equipment, net	0	3,507
Gain on sale of real estate	(10,323)	0
Restructuring and impairment costs	13,079	11,862
Deferred income taxes	(2,256)	(9,631)
Equity in income of unconsolidated affiliates, net of distributions	(5,001)	(2,204)
Changes in operating assets and liabilities	9,075	46,080

Net cash provided by operating activities	33,225	55,382

Investing activities:
Purchases of property, plant and equipment	(20,891)	(20,006)
Acquisitions of businesses, net of cash acquired	0	(695)
Proceeds from disposal of property, plant and equipment	2,786	2,321
Proceeds from sale of real estate	11,086	0
Investment in unconsolidated affiliates	(160)	0

Net cash used in investing activities	(7,179)	(18,380)

Financing activities:
Repayments of short and long-term debt	(24,951)	(95)
Proceeds from swap agreement unwinds	385	15,950
Deferred debt costs	0	(2,214)
Issuances of stock, net of forfeitures	2,725	594

Net cash (used in) provided by financing activities	(21,841)	14,235

Net change in cash and cash equivalents	4,205	51,237
Cash and cash equivalents at beginning of period	85,551	34,314

Cash and cash equivalents at end of period	$89,756	$85,551

Supplemental Disclosures:
Cash payments for interest	$42,750	$42,990

Income tax payments (refunds), net	$1,293	$(18,783)